EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-34317, No. 333-76294, and No. 333-90026) on Form S-8 of Deltic Timber Corporation of our reports dated March 5, 2010, with respect to the consolidated balance sheets of Deltic Timber Corporation and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, stockholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Deltic Timber Corporation.

Our report refers to changes in accounting for uncertain tax positions in 2007, and to changes in the measurement date for defined benefit pension and other postretirement plans in 2008. Our report also refers to a retroactive change in the method of classifying cash outflows associated with real estate development activities within cash flow from operations.

/s/ KPMG LLP

KPMG LLP

Shreveport, Louisiana

March 5, 2010